UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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CyberOptics Corporation
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CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 13, 2021

To the Shareholders of CYBEROPTICS CORPORATION:

The Annual Meeting of Shareholders of CyberOptics Corporation will be held on Thursday, May 13, 2021, at 3:00 p.m. (Central Time). This year’s Annual Meeting of Shareholders will be a completely virtual meeting due to the Covid-19 pandemic. Our virtual shareholder meeting format uses technology designed to increase shareholder access, save the company and our shareholders time and money, and provide our shareholders with the opportunity to participate in the meeting similar to the manner in which they could participate at an in-person meeting. In addition to online attendance, we will provide shareholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting. To register for the virtual meeting, visit https://register.proxypush.com/cybe on your smartphone, tablet or computer. As a shareholder, you will then be required to enter your control number, which is located in the upper right hand corner on the reverse side of the enclosed proxy card. After registering, you will receive an e-mail confirmation and a second e-mail approximately one hour prior to the start of the meeting with a unique link to the virtual meeting. We recommend that you log in 15 minutes before the meeting to ensure you are logged in when the meeting starts. The Annual Meeting of Shareholders will be held for the following purposes:

1.	To elect five directors to serve until the annual meeting in 2022;

2.	To approve, on a nonbinding advisory basis, the compensation to our executive officers as described in the Proxy Statement;

3.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2021; and

4.	To consider such other matters as may properly come before the meeting or any adjournments thereof.

Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K Report”). We are mailing this Proxy Statement, the proxy card and the 2020 Form 10-K Report on or about April 2, 2021. Only holders of record of Common Stock at the close of business on March 26, 2021, will be entitled to receive notice of and to vote at the meeting.

We hope you will join us via the Internet and vote at the Annual Meeting of Shareholders. Regardless of whether you plan on joining the meeting, we encourage you to vote by Internet or by telephone or by returning your proxy card by mail, as described in further detail in the proxy card. If you later desire to revoke your proxy vote, you may do so at any time before the proxy is exercised.

If you do not vote by Internet, telephone, returning a proxy card or voting your shares online during the meeting, you will lose your right to vote on matters that are important to you as a shareholder. Accordingly, please vote your shares by one of the methods identified above. Instructions on how to vote while participating in the meeting live via the Internet are posted at https://register.proxypush.com/cybe.

By Order of the Board of Directors

Jeffrey A. Bertelsen Secretary

Minneapolis, Minnesota
April 2, 2021

Important Notice
regarding the availability of proxy materials for the shareholder meeting to be held on May 13, 2021.
Our Proxy Statement, the form of our proxy card, and
Annual Report on Form 10-K can be viewed online at
http://www.idelivercommunications.com/proxy/cybe/

CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

PROXY STATEMENT
Annual Meeting of Shareholders to be held
on May 13, 2021

We have prepared this Proxy Statement on behalf of our Board of Directors for use in soliciting proxies for the Annual Meeting of Shareholders of CyberOptics Corporation (“CyberOptics,” the “Company” or “we”) to be held Thursday, May 13, 2021 at 3:00 p.m. (Central Time) (the “2021 Annual Meeting”). The 2021 Annual Meeting will be a completely virtual meeting of shareholders. We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement. We have not retained a proxy solicitor or any other firm to assist us with the proxy process. Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services. Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K Report”). We are mailing this Proxy Statement, the proxy card and the 2020 Form 10-K Report on or about April 2, 2021.

The only matters that our Board of Directors knows will be presented at the 2021 Annual Meeting are (i) the election of five directors to serve until the annual meeting in 2022, (ii) the approval, on a nonbinding advisory basis, of the compensation of our executive officers as described in this Proxy Statement, and (iii) the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm. The Board of Directors recommends that you vote in favor of the election of each director who has been nominated, in favor of the executive compensation as described in this Proxy Statement, and in favor of the ratification of BDO USA, LLP as our independent registered public accounting firm. If you vote by proxy and any other matter properly comes before the meeting, the proxies named to vote your shares will have authority to vote your shares on the additional matter in accordance with their judgment.

VOTING RIGHTS AND PROCEDURES

If you are a shareholder of record, you may give a proxy to be voted at the 2021 Annual Meeting either:

●	by Internet or telephone, by following the instructions provided in the proxy card; or

●	if you received printed proxy materials, you may also vote by mail, Internet or telephone as instructed on the proxy card.

If you hold shares beneficially in street name, you may have your broker, bank, trustee or nominee vote your shares in accordance with your instructions. In order to have your broker, bank, trustee or nominee vote your shares, you will need to complete a voting instruction card obtained from the broker, bank, trustee or nominee.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, allow you to give voting instructions, and to confirm that those instructions have been recorded properly.

If you are a shareholder of record, you may attend the 2021 Annual Meeting and vote your shares electronically during the virtual meeting by visiting https://register.proxypush.com/cybe. You will need the control number, which is located in the upper right hand corner on the reverse side of the enclosed proxy card. We recommend that you log in 15 minutes before the meeting to ensure that you are logged in when the meeting starts. However, even if you currently plan to attend the virtual annual meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the virtual meeting.

If you hold your shares of Common Stock in street name, you may vote your shares electronically during the virtual meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote your shares during the 2021 Annual Meeting.

If you submit a proxy but do not direct the manner in which you choose to vote, your shares will be voted for the election of the nominees for director named in this Proxy Statement, for approval of the executive compensation as described in this Proxy Statement and for ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm. If you “withhold vote for” one or more directors or “abstain from” the vote for approval of the compensation paid to our executive officers or the vote for the ratification of our independent registered public accounting firm, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the 2021 Annual Meeting and as unvoted, although present and entitled to vote, for purposes of the item for which you have withheld your vote for or abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the 2021 Annual Meeting, but will not be considered as present and entitled to vote on the matter for which the broker lacks discretionary authority.

You may change your vote and revoke your proxy at any time before it is voted at the virtual meeting in any of the following ways:

●	by sending a written notice of revocation to our Secretary;

●	by submitting another properly signed proxy card by mail at a later date to our Secretary;

●	by submitting another proxy by telephone or via the Internet at a later date; or

●	by voting electronically at the virtual annual meeting.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

You must be a holder of record of our Common Stock at the close of business on March 26, 2021, to receive notice of and to vote at the 2021 Annual Meeting. On March 26, 2021, we had 7,299,376 shares of Common Stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the 2021 Annual Meeting.

MEETING ATTENDANCE INFORMATION

If you would like to attend the 2021 Annual Meeting on the Internet, you will need to follow the procedures below:

●	To register for the virtual meeting, visit https://register.proxypush.com/cybe on your smartphone, tablet or computer.

●	You will then be required to enter your control number, which is located in the upper right hand corner on the reverse side of the enclosed proxy card.

●	After registering, you will receive an e-mail confirmation and a second e-mail approximately one hour prior to the start of the meeting with a unique link to the virtual meeting.

●	You can access the virtual meeting by clicking on the unique link provided to you via email prior to the start of the meeting. An information screen will be displayed that will allow you to vote, view information on the Company, ask questions and watch the webcast.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Nominating and Corporate Governance Committee has nominated the following five persons to stand for election at the 2021 Annual Meeting: Craig D. Gates; Dr. Subodh Kulkarni; Michael M. Selzer, Jr.; Dr. Vivek Mohindra; and Cheryl Beranek. Each nominee is currently a director of the Company, and has served as a director for the periods indicated below.

The following information is furnished with respect to each nominee for election to our Board of Directors:

Craig D. Gates, age 62, has been a director of CyberOptics since February 2012 and Chairman of the Board since February 2021. Since April 2009, Mr. Gates has been President and Chief Executive Officer of Key Tronic Corporation, a publicly held electronic manufacturing services company (“Key Tronic”). He was elected as a director of Key Tronic in July 2009. Mr. Gates has held other positions with Key Tronic, including the following: Executive Vice President of Marketing, Engineering and Sales; Vice President and General Manager of New Business Development; and Vice President of Engineering. Prior to being employed by Key Tronic, Mr. Gates held various engineering and management positions with the Microswitch Division of Honeywell Inc., where he last served as Director of Operations, Electronics. Mr. Gates has a B.S. in Mechanical Engineering and a M.B.A. from the University of Illinois, Urbana. Mr. Gates brings to our Board considerable experience as the chief executive officer of a growing public company in the electronics market served by the Company, as well as valuable technical and management experience in engineering and development.

Dr. Subodh Kulkarni, age 56, has been a director of CyberOptics since 2009, has been our President and Chief Executive Officer since February 2014, was our Executive Chairman from September 2013 to February 2014 and was our lead director from December 2012 until his election as Executive Chairman. From January 2013 to February 2014, Dr. Kulkarni served as Chief Executive Officer of Prism Computational Sciences, a developer of software tools for scientific and commercial applications in simulation of hot gases and plasma used in the semiconductor industry (“Prism”). Prior to being employed by Prism, he held various positions with Imation Corporation (“Imation”), including Chief Technology Officer and Senior Vice President, OEM/Emerging Business and Vice President, Global Commercial Business, R&D and Manufacturing. Prior to his employment with Imation, Dr. Kulkarni held various research management positions with 3M Corporation and IBM. Dr. Kulkarni serves on the Board of Directors of Key Tronic. Dr. Kulkarni received his B.S. in Chemical Engineering from IIT—Bombay, India (where he was first in his class), and went on to obtain a Master’s Degree and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology, where he did his thesis work on disilane surface decomposition, which is used in the manufacture of semiconductors. He has won a number of awards for commercializing technologies he and others have developed in the electronics industry. Dr. Kulkarni brings to our Board significant expertise in management of technology-focused entities, in commercialization of technologies in the electronics, computer and semiconductor industries, and in the markets for our products.

Michael M. Selzer, Jr., age 68, has been a director of CyberOptics since 1999 and was our Board Chairman from February 2014 to February 2021. Mr. Selzer was the President of the South Dakota School of Mines and Technology Foundation from 2011 until his retirement in 2016. Prior to 2011, he served as a consultant to or held various positions with a number of medical products companies, including the following: Chief Executive Officer of ConceptTX; President and Chief Executive Officer of Optobionics; Chief Executive Officer of Urologix, Inc.; and Vice President and General Manager-Neurostimulation Business of Medtronic, Inc. Mr. Selzer received a B.S. in Electrical Engineering from the South Dakota School of Mines and an M.B.A. from Arizona State University. Mr. Selzer brings to the Board expertise in semiconductor and circuit board fabrication, as well as considerable experience and expertise in public company management and sales, and emerging company finance, operations and management.

Dr. Vivek Mohindra, age 52, has been a director of CyberOptics since May 2018. Since May 2020, Dr. Mohindra has held the position of Senior Vice President, Client Solutions Group, at Dell Technologies. From April 2013 to May 2020, Dr. Mohindra served as a General Partner of New Science Ventures, LLC, a venture capital firm investing in technology companies (“NSV”). He joined NSV from TPG Capital where he was an Operating Group Partner working with portfolio companies on strategy, growth and operational issues, and with deal teams on due diligence. Prior to becoming a partner at TPG Capital, Dr. Mohindra served as Senior Vice President of Strategy and Business Transformation for Freescale Semiconductor and held several senior executive roles in Dell Inc.’s Product Group and Marketing Division and as Vice President and General Manager of Dell’s North America Small and Medium Business Group. Dr. Mohindra joined Dell from McKinsey & Company where he was a Partner and co–leader of McKinsey’s global Semiconductor practice, as well as its Asian High Tech and Telecoms practices. Dr. Mohindra presently serves on the Board of Directors of VUV Analytics and also serves on the Advisory Council for the Department of Electrical and Computer Engineering at the Carnegie Mellon University. Dr. Mohindra received an M.B.A. and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology, as well as a bachelor’s degree in Chemical Engineering from the Indian Institute of Technology, Roorkee. Dr. Mohindra brings to the Board significant expertise and broad experience working with a wide variety of technology companies, with a main focus on growth, portfolio strategy and operational improvements.

Cheryl Beranek, age 58, has served as a director of CyberOptics since May 2020. Since June 2007, Ms. Beranek has been President, Chief Executive Officer and a director of Clearfield, Inc., a publicly held company that designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks (“Clearfield”). Ms. Beranek holds a Bachelor of Science degree from Southwest Minnesota State University and a Master of Science degree from North Dakota State University. Ms. Beranek brings to our Board considerable experience and a keen understanding of the electronics business as the chief executive officer of a growing public company in the field of fiber optic technology.

All nominees that are elected will serve until the next annual meeting or until their earlier death, resignation, removal or disqualification. The proxies intend to vote in favor of the nominees named above as directors, unless you direct them otherwise in the proxy card. If a nominee for director becomes unavailable for any reason, the proxies named in the proxy card may be voted for another candidate in accordance with the best judgment of the proxies. We have no reason to believe that any candidate will be unavailable for election as a director.

Directors are elected by a plurality of votes cast. The five nominees receiving the highest number of votes will be elected. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted in favor of the five nominees. The Board of Directors recommends a vote FOR each nominee.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES,
AND OTHER CORPORATE GOVERNANCE MATTERS

Our Board and Board Leadership

Composition and Independence. Under the Minnesota Business Corporation Act and our Articles of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors. Our officers are responsible for day to day management of operations. Our Board currently consists of five members, all of whom are standing for re-election at the annual meeting.

We require that a majority of the members of our Board of Directors be “independent” within the meaning of the Nasdaq listing standards. Based on information contained in questionnaires completed by each nominee for director and otherwise available to us, and based on inquiry of each of our directors, our Board of Directors has concluded that each of Mr. Gates, Mr. Selzer, Dr. Mohindra and Ms. Beranek, who constitute a majority of our current Board, is independent within the meaning of the standards applicable to members of an audit committee contained in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules. In considering the independence of our directors, our Board inquired and was advised that, to the knowledge of these directors, neither they nor any member of their immediate family had engaged in any transaction with us except in their capacities as directors. Irene Qualters, who did not stand for re-election to our Board in May 2020, was also independent within the meaning of the aforementioned rules.

The following business relationships between CyberOptics and our directors and their affiliates were considered by the Board when assessing the independence of our non-employee directors:

The Board has determined that the relationship between CyberOptics and Key Tronic, a company for which Mr. Gates serves as President and Chief Executive Officer, and for which each of Mr. Gates and Dr. Kulkarni serve as a director, has not impaired Mr. Gates’ independence because the transactions between the Company and Key Tronic in 2020 only resulted in payments of approximately $40,000 for product purchases by Key Tronic from CyberOptics. As noted above, Dr. Kulkarni serves as a director of Key Tronic. However, he does not serve on the compensation committee of the Key Tronic board of directors. In addition, the relationship between CyberOptics and Key Tronic has no unique characteristics that would interfere with Mr. Gate’s exercise of independent judgment in carrying out his responsibilities as a director of the Company. As a result, our Board of Directors has determined that Dr. Kulkarni’s service on the board of directors of Key Tronic does not affect Mr. Gates’s status as an independent director of the Company.

The Board has determined that the relationship between CyberOptics and Clearfield, a company for which Ms. Beranek serves as President and Chief Executive Officer, has not impaired Ms. Beranek’s independence because the transactions between the Company and Clearfield in 2020 only resulted in payments of approximately $20,000 for product purchases by CyberOptics from Clearfield. In addition, the relationship between CyberOptics and Clearfield has no unique characteristics that would interfere with Ms. Beranek’s exercise of independent judgment in carrying out her responsibilities as a director of the Company.

The Board has determined that the relationship between CyberOptics and Dell Technologies, a company for which Dr. Mohindra serves as Senior Vice President, Client Solutions Group, has not impaired Dr. Mohindra’s independence because the transactions between the Company and Dell Technologies in 2020 only resulted in payments of approximately $39,000 for product purchases by CyberOptics from Dell Technologies. In addition, the relationship between CyberOptics and Dell Technologies has no unique characteristics that would interfere with Dr. Mohindra’s exercise of independent judgment in carrying out his responsibilities as a director of the Company.

Meetings and Attendance. Our Board strives to maintain sound corporate governance, consistent with the scope of our operations and the integrity of our personnel. Accordingly, attendance by our Board members at all meetings has been a continuing goal, and we devote considerable effort to scheduling meetings so that all directors may attend and may review financial information regarding our quarterly and annual results prior to public release. During the year ended December 31, 2020, the Board had four meetings. Each director attended all of the meetings of the Board and each director was present at all meetings of the committees on which the director served.

We require that all Board members use their best efforts to attend our annual shareholder meeting. All of our incumbent directors attended the annual meeting of shareholders held on May 14, 2020. Ms. Qualters, who did not stand for re-election to our Board in May 2020, did not attend the meeting.

Our Chairman. Since September 2013, we have separated the roles of Chief Executive Officer and Chairman of the Board. Dr. Kulkarni served as Executive Chairman until he assumed the role of Chief Executive Officer at the end of January 2014, and Craig D. Gates, an independent Board member, currently serves as our Chairman of the Board.

Responsibility for Risk Management. Our Board considers the identification and management of risk a responsibility of the Board as a whole. Nevertheless, our Audit Committee has specifically undertaken to identify and direct management in the control of financial risk, and, in its role in reviewing the periodic reports we file with the Securities and Exchange Commission (the “SEC”), the Audit Committee focuses on articulating known risks and identifying them for the Board. The Audit Committee considers transactions that may involve a conflict of interest between the Company and the members of the Board, our management and employees and members of their immediate families. The Audit Committee also administers our Code of Business Conduct and Ethics.

Our Compensation Committee is responsible for ensuring that the executive compensation plans and stock benefit plans that it establishes and oversees do not encourage our officers and employees to undertake unnecessary risks. The Compensation Committee has concluded that our compensation policies are not likely to encourage risks that would have a material adverse effect on the Company. The Compensation Committee’s conclusion is based, in part, on the size and time-based vesting of awards under the 1998 Employee Stock Incentive Plan, as amended and restated (the “Employee Stock Incentive Plan”), as well as the multiple Company performance criteria required for pay-out of incentive compensation to our executives under our annual management cash incentive plan.

Our Nominating and Corporate Governance Committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply with these changes. Each of our committees reports its recommendations on risk management to the Board as a whole.

Committees of Our Board

Our Board has the following three committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. Each of the committees has a written charter, and copies of the charters for all three committees may be reviewed on our website at www.cyberoptics.com.

Audit Committee. Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee reviews all interested party transactions and oversees our Code of Business Conduct and Ethics. The Audit Committee generally requires any transaction between the Company and a director or officer, the immediate family of a director or officer, or any entity that a director or officer controls to be reported directly to the Audit Committee. Although it has not adopted written standards of approval, the Audit Committee generally considers these transactions consistent with its fiduciary obligations and permits transactions only if they are fair and reasonable, in the best interests of the Company, and on terms no less favorable than could be obtained from an unaffiliated third party.

The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the Audit Committee proposals from our independent registered public accounting firm for all audit services and permissible non-audit services prior to engagement.

Our Audit Committee currently consists of Mr. Gates (Chair), Ms. Beranek and Mr. Selzer. Each of Mr. Gates, Ms. Beranek and Mr. Selzer is an “independent director” within the meaning of Rule 10A-3(b)(1) under the Exchange Act and Nasdaq listing standards applicable to audit committees. Our Board of Directors has identified Mr. Gates as an “audit committee financial expert” within the definition established by the SEC. The Audit Committee held six meetings during 2020. All members of the Committee attended each of these meetings. The report of the Audit Committee is contained later in this Proxy Statement under the heading “Report of the Audit Committee of the Board of Directors.”

Compensation Committee. Our Compensation Committee currently consists of Ms. Beranek (Chair), Mr. Selzer and Dr. Mohindra. Our Compensation Committee determines the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based incentive plans, including the Employee Stock Incentive Plan and the Company’s Employee Stock Purchase Plan (the “ESPP”), and makes recommendations to our Board regarding director compensation. Each of Ms. Beranek (Chair), Mr. Selzer and Dr. Mohindra is an independent director under Nasdaq listing standards, including the listing standards applicable to compensation committee independence. During 2020, the Compensation Committee held one meeting. All members of the Compensation Committee attended the meeting.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board nominees to fill vacancies in membership of the Board as they occur, recommends a slate of nominees for election as directors at our annual meeting of shareholders, and monitors our corporate governance policies. The Nominating and Corporate Governance Committee currently consists of all of our independent directors, including Mr. Selzer (Chair), Mr. Gates, Dr. Mohindra and Ms. Beranek. During 2020, the Nominating and Corporate Governance Committee held one meeting. All members of the Committee attended the meeting.

We require that each nominee for director be an individual of the highest character and integrity, have substantial experience that is of particular relevance to the Company, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our shareholders. Because of the business in which the Company operates, a background in marketing, sales, finance or technology is favored. The Nominating and Corporate Governance Committee has discretion as to the determination of which individuals will best fit these criteria. We believe that all of the nominees for election to the Board at the 2021 Annual Meeting possess these characteristics. Although the Nominating and Corporate Governance Committee considers the diversity of Board members, including diversity of experience, gender and ethnicity, when considering candidates, we have not adopted any diversity policies relating to the nomination of candidates for director. We believe our current Board members reflect our commitment to diversity.

When seeking additions to, or replacements for, Board positions, we first poll members of the Nominating and Corporate Governance Committee and the directors as a whole regarding the specific characteristics that they perceive are most desirable for an additional member of the Board, which normally includes characteristics that Board members believe may be partially absent among the current board. Although we could employ a search firm in the future, we have historically been able to locate suitable candidates through the recommendations of members of our Board and our professional advisors. After candidates are identified, the resume of each candidate is circulated among members of the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that it is advisable to proceed with a candidate, the candidate is interviewed by several members of the Nominating and Corporate Governance Committee and the Chairman of the Board. The impressions generated from these interviews are circulated to all members of the Nominating and Corporate Governance Committee and discussed at a meeting of the Nominating and Corporate Governance Committee. The prospective nominee must also pass a background check. If the Nominating and Corporate Governance Committee determines that the candidate should be nominated for election, the Nominating and Governance Committee makes this recommendation to the Board of Directors. If the Board agrees with this recommendation, the candidate is asked to stand for election as a director.

All of the nominees for election as directors at the 2021 Annual Meeting are currently directors and are being re-nominated for election as directors. Although most candidates have been identified by officers, Board members or professional advisors, the Nominating and Corporate Governance Committee will consider suggestions from other stakeholders, including shareholders. A candidate recommended by a shareholder would be considered using the same process as a candidate identified by an officer, Board member or advisor. Any shareholder who wishes to recommend that a specific individual (other than the shareholder and other than someone who would not be independent under Nasdaq listing standards) be considered for nomination for election to the Board of Directors should contact the Board with specific information about the proposed nominee, including an appropriate resume. The Nominating and Corporate Governance Committee will consider these recommendations, but has absolute discretion regarding whether to recommend any individual for nomination. We did not receive any recommendations from shareholders for persons to be nominated for election to the Board at the 2021 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Ms. Beranek, Mr. Selzer and Dr. Mohindra. None of them has at any time been an officer or an employee of the Company or any of our subsidiaries. In addition, no member of the Compensation Committee had any relationship with the Company during 2020 requiring disclosure under Item 404 of Regulation S-K as adopted by the SEC.

Under Nasdaq corporate governance rules, a director who is employed as an executive officer of another company for which any of the executive officers of a company listed on Nasdaq serve on such other company’s compensation committee is not independent. Although Dr. Kulkarni serves on the board of directors of Key Tronic, of which Mr. Gates is President, Chief Executive Officer and a director, Dr. Kulkarni is not a member of the compensation committee of Key Tronic. Therefore, as noted above, the Board of Directors has determined that Dr. Kulkarni’s service as a director of Key Tronic does not affect the independence of Mr. Gates as a director of the Company.

Shareholder Communications with the Board

Shareholders may communicate with our Board of Directors by sending a letter addressed to our Board of Directors, non-employee directors or Chairman of the Board or specified individual directors to:

Secretary
CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, Minnesota 55416

Any such letters will be delivered to the Chairman of the Board, or to a specified director, if so directed.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is posted on our website at www.cyberoptics.com, is applicable to all of our officers, directors and employees, including our senior financial personnel. Shareholders may send communications regarding issues relating to accounting matters or our Code of Business Conduct and Ethics by mail to the attention of:

Stephen M. Quinlivan

Partner
STINSON LLP
50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Mr. Quinlivan will review all communications received regarding issues related to accounting matters or our Code of Business Conduct and Ethics and provide copies or summaries of those communications that are not frivolous or vexatious to the Chair of our Audit Committee for consideration. The procedures for dealing with communications relating to our Code of Conduct and Business Ethics may also be found at our website at www.cyberoptics.com.

Hedging

Our stock trading policy prohibits directors and the Company’s executive officers from (i) purchasing or selling of puts, calls, options or other derivative securities related to our common stock and hedging or monetization transactions, such as forward sale contracts, related to our common stock; (ii) engaging in short sales related to our common stock; and (iii) purchasing our common stock on margin or borrowing against any account in which our common stock is held.

Compensation of Independent Directors

None of Mr. Selzer, Ms. Beranek, Mr. Gates or Dr. Mohindra receives any compensation from us for services other than services in their capacities as members of our Board of Directors or of a committee of our Board of Directors. For 2020, we paid our independent directors an annual retainer of $30,000, payable in four equal quarterly installments. Mr. Selzer, one of our independent directors who served as our Chairman of the Board until February 2021, received an additional annual retainer of $5,000, also payable quarterly. For 2021, no changes are planned with respect to the cash compensation to be paid to our non-employee directors, including our Chairman of the Board. In addition, under our Non-Employee Director Stock Plan, each non-employee director of the Company is automatically granted 2,000 shares of our Common Stock on the date of each annual meeting of shareholders at which such director is elected to serve on the Board of Directors. These shares are restricted and vest in four equal quarterly installments during the year after the grant date as long as each such non-employee director remains a member of the Board of Directors on each vesting date.

During 2020, we provided the following compensation to directors who were not employees of the Company:

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards[1]	Total
Michael M. Selzer, Jr.	$35,000	$56,680	$91,680
Craig D. Gates	$30,000	$56,680	$86,680
Dr. Vivek Mohindra	$30,000	$56,680	$86,680
Cheryl Beranek	$22,500	$56,680	$79,180
Irene Qualters	$15,000	—	$15,000

(1)	Stock awards represent the expense for 2,000 shares of Common Stock granted to each director elected in 2020 based on the $28.34 closing price of our Common Stock on the date of our 2020 annual meeting. The shares subject to these stock awards are restricted and vest in four equal quarterly installments during the year after the grant date. At December 31, 2020, 1,000 shares granted to each of Mr. Selzer, Mr. Gates, Dr. Mohindra and Ms. Beranek remained unvested.

At December 31, 2020, Mr. Selzer, Ms. Qualters and Mr. Gates each held options to purchase 4,000 shares of our Common Stock at an exercise price of $16.97 per share.

EXECUTIVE COMPENSATION

Information about Our Executive Officers

We describe in this section the compensation paid to our two current executive officers, Dr. Kulkarni and Jeffrey A. Bertelsen, our Vice President—Finance, Chief Financial Officer, Chief Operating Officer and Secretary.

Dr. Subodh Kulkarni, our President and Chief Executive Officer, serves on our Board of Directors and his background and business experience are described above under the heading “Proposal 1—Election of Directors.”

Jeffrey A. Bertelsen, 58, joined CyberOptics as Vice President—Finance and Chief Financial Officer in 2005. On February 21, 2014, Mr. Bertelsen was appointed Chief Operating Officer, and also retained his positions as Vice President—Finance and Chief Financial Officer. Mr. Bertelsen also was appointed Secretary in February 2016. Before joining CyberOptics, Mr. Bertelsen held various positions with Computer Network Technology Corporation, a provider of storage networking equipment and solutions (“CNT”), most recently as Vice President, Finance, Corporate Controller and Treasurer and Assistant Secretary. Prior to joining CNT, Mr. Bertelsen was a Certified Public Accountant with KPMG LLP.

Executive Compensation

The Compensation Committee of the Board of Directors is comprised of three members, Cheryl Beranek (Chair), Michael M. Selzer, Jr. and Dr. Vivek Mohindra, each of whom is an independent director under applicable Nasdaq listing standards.

The Compensation Committee oversees the Board’s responsibilities relating to the compensation of our executive officers. In discharging this responsibility, the Compensation Committee evaluates and approves the compensation plans and programs in which our executive officers participate.

Our Compensation Committee is responsible for determining the compensation for Dr. Kulkarni and Mr. Bertelsen, including base salaries, annual cash incentive compensation, long-term incentive compensation in the form of stock option grants and awards of restricted stock units, and other forms of compensation. The Compensation Committee also administers our stock-based incentive compensation plans.

Compensation Process. As part of its process for determining the compensation for Dr. Kulkarni and Mr. Bertelsen, the Compensation Committee reviews competitive market data. The Compensation Committee reviews published compensation surveys, and may evaluate publicly disclosed compensation information from peer group companies. The Compensation Committee uses the published compensation data to compare the compensation of each of our executive officers to the compensation of their counterparts in similar positions within a peer group of public companies having a market capitalization or annual revenues similar to our market capitalization or annual revenues. In making its compensation decisions, the Compensation Committee does not make comparisons with a specific fixed group of peer group companies. The Compensation Committee does not attempt to conform compensation for our executives to specific levels or exact benchmarks contained in published compensation surveys. The Compensation Committee refers to the published compensation surveys as background information regarding competitive pay levels and also considers other factors discussed below when making its compensation decisions. In determining the amount of compensation for our executive officers, the Compensation Committee considers the value of each item of compensation, both separately and in the aggregate. The Compensation Committee also considers a variety of other factors, including the following: the executive officer’s position within the Company and the level of responsibility and skills required by the executive officer’s position; the executive officer’s qualifications; the performance of the Company; individual performance of the executive officer; current and historical compensation levels; the executive officer’s length of service with the Company; and other considerations the Compensation Committee deems relevant. The Compensation Committee does not use the services of a compensation consultant.

The Compensation Committee also considers the recommendations of Dr. Kulkarni when considering the compensation for Mr. Bertelsen. In setting compensation, the Compensation Committee also considers, among other factors, the tax consequences to the Company and its executive officers, the accounting consequences to the Company and the impact on shareholder dilution. The Compensation Committee does not assign a specific weight to these factors, and none of these factors by itself will compel a particular compensation decision. Instead, this information is used generally by the Compensation Committee to help inform its decision-making process. The decisions made by the Compensation Committee include subjective factors and are made in the exercise of the Compensation Committee’s independent business judgment.

Principal Elements of Executive Compensation. Our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, to reward business results and individual performance, and, most importantly, to maximize shareholder returns. Our compensation program for our executive officers is highly incentive-based and competitive in the marketplace, with the performance of the Company determining a significant portion of total compensation. Compensation for Dr. Kulkarni and Mr. Bertelsen consists of the following elements:

●	Base salary and employee benefits;

●	Annual cash incentive compensation; and

●	Long-term equity-based incentive compensation.

In addition, our compensation program for our two executive officers also includes certain change in control severance agreements and other severance arrangements, which are described in more detail below under the heading “Change in Control and Post-Termination Employment and Severance Arrangements.”

Base Salaries. The Compensation Committee’s determination regarding the base salaries of Dr. Kulkarni and Mr. Bertelsen are based on a number of factors, including the following: the executive’s level of responsibility within the Company; experience level and prior experience; base salary for the prior year; competitive market data; the skills required for the position; length of service with the Company; past individual performance; performance of the Company; and other considerations the Compensation Committee deems relevant.

In December 2019, the Compensation Committee reviewed and increased the base salaries of our two executive officers for 2020. Salary increases for Dr. Kulkarni and Mr. Bertelsen were based on a combination of merit increases and market rate adjustments to align their base salaries with similarly situated executives in comparable public companies. Base salaries for our executive officers in 2020 and 2019 were as follows:

Name	2020	2019
Dr. Kulkarni	$412,000	$400,000
Mr. Bertelsen	$263,000	$255,000

Annual Cash Incentive Compensation. The Compensation Committee established a cash incentive bonus program for Dr. Kulkarni and Mr. Bertelsen for 2020 that was finalized in December 2019. The cash incentive plan for 2020 was designed to reward Dr. Kulkarni and Mr. Bertelsen for the achievement of certain key financial targets, consisting of revenue growth, and increases in gross profit and operating profit. The Compensation Committee believed achievement of these targets would significantly increase shareholder value.

The weighting of each component for 2020 was as follows: revenue growth (50%); gross profit increases (25%); and operating profit increases (25%). Minimum, target and maximum bonus opportunities under the program were determined by reference to a percentage of the executive officer’s base salary. These threshold, target and maximum bonus levels are consistent with the levels established in previous years by the Compensation Committee and were appropriate based on a subjective assessment of the executive officer’s position and ability to directly impact our performance. The bonus levels also reflected the Compensation Committee’s subjective assessment of general compensation practices in the marketplace.

The 2020 annual cash incentive bonus plan provided that Dr. Kulkarni could earn up to 69.17% of his base salary (i.e., $285,000), if our performance was at the target level and Mr. Bertelsen could earn up to 48.67% of his base salary (i.e., $128,000), if our performance was at the target level.

The table below sets forth the possible payouts to Dr. Kulkarni and Mr. Bertelsen, as a percentage of salary, at threshold performance, target performance and maximum performance levels with respect to financial goals that were established in December 2019 and that were actually achieved for 2020.

	Financial Goals
	Threshold[1]	Target[2]	Maximum[3]	Payout[5]
Dr. Kulkarni[4]
Revenue	6.92%	34.59%	69.17%	56.71%
Gross Profit	3.46%	17.29%	34.59%	24.32%
Operating Profit	3.46%	17.29%	34.59%	34.59%
	13.83%	69.17%	138.35%	115.61%
Mr. Bertelsen[4]
Revenue	4.87%	24.33%	48.67%	39.90%
Gross Profit	2.43%	12.17%	24.33%	17.11%
Operating Profit	2.43%	12.17%	24.33%	24.33%
	9.73%	48.67%	97.34%	81.34%

(1)	Threshold was set at revenue of $62.0 million, gross profit of $28.7 million and operating profit of $1.5 million.

(2)	Target was set at revenue of $65.0 million, gross profit of $30.1 million and operating profit of $2.1 million.

(3)	Maximum was set at revenue of $73.0 million, gross profit of $33.2 million and operating profit of $4.3 million.

(4)	The maximum bonus payable to Dr. Kulkarni was 138.35% of base salary and to Mr. Bertelsen was 97.34% of base salary.

(5)	The actual bonus payable to Dr. Kulkarni and Mr. Bertelsen was equal to 167.1% of their bonus target.

Dr. Kulkarni earned a bonus under our executive incentive compensation plan for 2020 equal to 115.61% of his base salary or $476,323.  Mr. Bertelsen earned a bonus under our executive incentive compensation plan for 2020 equal to 81.34% of his salary or $213,928.

Long-Term Equity Incentive Compensation. We believe that equity incentive compensation is an important part of our overall compensation program. Through the grant of stock options and restricted stock units, we seek to align the long-term interests of our executives with the long-term interests of our shareholders by creating a strong and direct linkage between compensation and long-term shareholder return. When our executives deliver positive returns to our shareholders in the form of increases in the price of our Common Stock, stock options and restricted stock units allow our executives to share in these positive returns. In addition, although we do not have any stock retention or stock ownership guidelines, our executive officers are encouraged to retain their shares of Common Stock in order to align their interests with the interests of our shareholders.

Unless the market price of the Common Stock increases after stock option grants are made, the stock options provide no value to our executive officers. A stock option becomes valuable only if the Common Stock price increases above the option exercise price and the executive officer holding the option remains employed by the Company during the period required for the option to “vest.” As a result, stock options provide an incentive for our executive officers to remain employed by us.

We typically grant stock options and restricted stock units to key employees, including our executive officers, in December of each year. All of the stock options held by our executives and other employees have been granted under the Employee Stock Incentive Plan. Although the Compensation Committee has authority to issue options, restricted stock, restricted stock units, share grants and other share-based awards under the Employee Stock Incentive Plan, only stock options and restricted stock units have been granted to date. Options granted have an option price per share equal to the market value of the Common Stock on the date of grant, vest over a four-year period and expire seven years after the date of grant. Restricted stock units vest over a four-year period and entitle the executive officers holding the restricted stock units to one share of Common Stock for each restricted stock unit.

In determining the size of the long-term equity incentive awards granted to our executive officers, the Compensation Committee considers a number of factors, including the following: published compensation surveys comparing each executive officer’s equity-based compensation to the equity-based compensation of his counterparts within a peer group of similarly sized public companies; the executive officer’s position with the Company and the level of responsibility, skills and experiences required by the executive officer’s position; individual performance of the executive officer; the executive officer’s length of service with the Company; and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies between Dr. Kulkarni and Mr. Bertelsen at the Compensation Committee’s discretion.

The stock options and restricted stock units granted to each of our executive officers in December 2020 had an aggregate fair value as follows:

Name	Aggregate Fair Value of Restricted Stock Units(1)	Aggregate Fair Value of Stock Options(1)
Dr. Kulkarni	$189,744	$198,387
Mr. Bertelsen	$84,960	$88,830

(1)	Represents the grant date fair value as determined using the Black-Scholes valuation model for stock options and the market price of our Common Stock on the date of grant for restricted stock units. See Note 7 to our consolidated financial statements included as Item 8 to the 2020 Form 10-K Report for a description of the determination of grant date fair value for stock options.

All Other Compensation. We do not maintain a pension plan and do not provide our executive officers with a non-qualified deferred compensation plan. The benefits received by our executive officers are the same as benefits offered to our other employees, including eligibility to participate in our 401(k) plan, the ESPP, and our health, dental and life insurance programs. We have historically matched employee contributions of up to 6% of the employee’s annual compensation to our 401(k) plan in an amount equal to 50%. Participation in the ESPP is available to eligible U.S. employees. Under terms of the ESPP, eligible employees may designate from 1% to 10% of their compensation to be withheld through payroll deductions, up to a maximum of $6,500 in each plan year. The amounts deducted are used to purchase Common Stock at 85% of the lower of the market price on the first or last day of the annual offering period.

Change in Control and Post-Termination Employment and Severance Arrangements. Dr. Kulkarni has an employment agreement with the Company. All of our other U.S.-based employees are employed at will and do not have employment agreements. However, we have entered into a written severance agreement with Mr. Bertelsen, which provides for certain cash and other benefits upon the termination of Mr. Bertelsen’s employment with us under certain circumstances as described below.

Dr. Kulkarni’s employment agreement provides for participation in our annual cash bonus plan at a level of 50% of salary if target performance is achieved, for a severance payment of one times salary if his employment is terminated without “cause” (as defined below), and for a severance payment of two times his salary if his employment is terminated without cause within one year after a “change of control” of the Company (as defined below) or by Dr. Kulkarni for good reason during this period. Also, the vesting of the restricted stock units and stock options Dr. Kulkarni holds will be accelerated, if the Company or its successor terminates his employment without cause or if he terminates his employment with good reason, within two years after a change of control. In addition, under this employment agreement, Dr. Kulkarni would be entitled to receive compensation for accrued but unused vacation if his employment is terminated without cause or if he resigns for good reason. Dr. Kulkarni has agreed in the employment agreement to assign to us any intellectual property he develops while he is an employee of the Company and to refrain from competing with us, or from soliciting our employees, for a period of one year after his employment terminates.

Under our severance agreement with Mr. Bertelsen, the Company would be obligated to pay him one times his annual compensation (determined by averaging his annual compensation over the three-year period preceding the date of his termination of employment) and accelerate the vesting of the restricted stock units and stock options he holds, if the Company or its successor terminates his employment without cause or he terminates his employment with good reason, within two years after a change of control. Also, under the severance agreement, Mr. Bertelsen would be entitled to receive compensation for accrued but unused vacation if his employment is terminated without cause or he resigns for good reason after a change of control of the Company.

For purposes of these agreements “cause” is defined as the executive officer’s willful misconduct or his failure to perform the services assigned to him, and “good reason” is defined as the failure of the Company to assign the executive officer responsibilities comparable to his existing responsibilities, a relocation of the Company’s offices by more than 50 miles, or a reduction in his compensation. A “change of control” is defined as any of the following: a public announcement that any person or persons acting in concert have acquired 40% of the Common Stock; a change of control required to be reported under the proxy rules; a change in a majority of our directors, other than by succession; shareholder approval of a merger or consolidation of the Company, or a sale of substantially all of our assets; or a decision of our directors that a change of control has occurred.

We believe our change in control arrangements are an important retention tool that mitigate some of the risk that exists for executives working for a small publicly held company. The Compensation Committee believes the change in control provisions of Dr. Kulkarni’s employment agreement and Mr. Bertelsen’s severance agreement are consistent with the provisions and benefit levels of other similarly sized public companies in our industry.

The following table describes (a) the potential payments to each of Dr. Kulkarni and Mr. Bertelsen upon termination of his employment on December 31, 2020, if the termination was not in connection with a change in control and (b) the potential payments to each of Dr. Kulkarni and Mr. Bertelsen upon termination of his employment on December 31, 2020 either in connection with or within 24 months following a change in control:

Name	Executive Benefits and Payments	Involuntary Not-for- Cause Termination Not in Connection with a Change of Control	Involuntary Not-For- Cause or Good Reason Termination in Connection with a Change of Control
Dr. Kulkarni	Base salary (2)	$412,000	$824,000

	Accrued vacation (3)	$47,538	$47,538

	Acceleration of restricted stock units and stock options (1)	$—	$667,079

Mr. Bertelsen	Average annual compensation (4)	$—	$371,726

	Accrued vacation (3)	$26,300	$26,300

	Acceleration of restricted stock units and stock options (1)	$—	$300,665

(1)	The value of unvested restricted stock units represents the number of unvested units multiplied by the closing sales price of our Common Stock on December 31, 2020 (i.e., $22.69). The value of unvested stock options is based on their intrinsic value, as determined by multiplying (a) the number of shares of Common Stock subject to the option that was unvested, by (b) the excess, if any, of the closing sale price of our Common Stock on December 31, 2020 over the exercise price of the option.

(2)	Dr. Kulkarni is entitled to a severance payment equal to one times his salary if his employment is terminated without cause. Dr. Kulkarni is entitled to a severance payment equal to two times his salary if his employment is terminated by the Company or a successor company within one year after a change of control without cause or by Dr. Kulkarni for good reason. Amounts in the table are based on Dr. Kulkarni’s salary as of December 31, 2020. Dr. Kulkarni is entitled to accelerated vesting of the restricted stock units and stock options he holds, if the Company or its successor terminates his employment without cause or he terminates his employment with good reason, within two years after a change of control.

(3)	Dr. Kulkarni and Mr. Bertelsen are entitled to any accrued and unused vacation upon termination of employment. The amounts in the table represent the value of accrued vacation at December 31, 2020.

(4)	Mr. Bertelsen is entitled to a severance payment equal to one times his annual compensation (determined by averaging the compensation he received during the three-year period preceding his termination of employment), and to accelerated vesting of the restricted stock units and stock options he holds, if the Company terminates his employment without cause or if he terminates his employment with good reason, within two years after a change of control. Amounts in the table represent average base salary and annual incentive compensation during the three-year period from 2018 to 2020.

Accounting and Tax Considerations. Section 162(m) of the Code sets a limit of $1,000,000 on the amount we can deduct for compensation paid to our “covered employees.” Historically, compensation meeting the requirements of “qualified performance-based compensation” under Section 162(m) has not counted toward the $1,000,000 limit. However, the Tax Cuts and Jobs Act (the “TCJA”), which was enacted on December 22, 2017 and generally became effective for taxable years beginning after December 31, 2017, makes a number of changes to Section 162(m), including the repeal of the “qualified performance-based compensation” exemption and the expansion of the definition of “covered employees” (e.g., by including the chief financial officer as a covered employee).

We consider the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of our broader compensation objectives and overall compensation philosophy. The Compensation Committee reserves the right to design and implement programs even where the compensation paid under such programs may not be deductible.

The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable and consistent with the goals of the Company and our shareholders.

Summary Compensation Table

The following table summarizes, for 2020 and 2019, the total compensation that we paid to or accrued for our executive officers. The value of the stock awards and option awards reflected in the table represent the grant date fair value of the awards. No discretionary bonuses were paid in the years presented.

	Year	Salary	Stock Awards[1]	Option Awards[1]	Non-Equity Incentive Compensation[2]	All Other Compen-sation[3]	Total
Dr. Kulkarni
President and Chief	2020	$412,000	$189,744	$198,387	$476,323	$9,086	$1,285,540
Executive Officer	2019	$400,000	$178,530	$177,305	$—	$8,632	$764,467

Mr. Bertelsen
Vice President-Finance,	2020	$263,000	$84,960	$88,830	$213,928	$8,662	$659,380
Chief Financial Officer,	2019	$255,000	$81,150	$80,593	$—	$8,632	$425,375
Chief Operating Officer and Secretary

(1)	Represents the grant date fair value as determined using the Black-Scholes valuation model for stock options, and the market value of our Common Stock on the date of grant for restricted stock units. See Note 7 to our consolidated financial statements included as Item 8 to the 2020 Form 10-K Report for a description of the calculation of grant date fair value.

(2)	Payment for performance under our annual cash incentive bonus plan. See “Executive Compensation—Principal Elements of Executive Compensation—Annual Cash Incentive Compensation.”

(3)	Consists of contributions by the Company to our 401(k) plan and payment of life insurance premiums under our standard life insurance program available to all employees.

Outstanding Equity Awards

The following table lists the options and restricted stock units held by Dr. Kulkarni and Mr. Bertelsen at December 31, 2020. All of the options become exercisable, to the extent not already vested, in annual increments of one-quarter of the number of shares subject to the options on the first four anniversaries of the date of grant and expire seven years from the date of grant. Restricted stock units vest over a four-year period and entitle the executive officers holding the restricted stock units to one share of Common Stock for each restricted stock unit.

	Option Awards				Restricted Stock Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]

Dr. Kulkarni	38,750	—	9.62	12/5/21
	55,000	—	7.18	12/11/22
	12,000	—	26.40	12/9/23
	15,000	5,000[2]	15.40	12/8/24
	8,750	8,750[3]	19.46	12/7/25
	5,500	16,500[4]	16.23	12/6/26
	—	13,400[5]	28.32	12/4/27
					2,500[2]	56,725
					4,400[3]	99,836
					8,250[4]	187,193
					6,700[5]	152,023

Mr. Bertelsen	18,500	—	9.62	12/5/21
	26,000	—	7.18	12/11/22
	5,500	—	26.40	12/9/23
	6,900	2,300[2]	15.40	12/8/24
	3,700	3,700[3]	19.46	12/7/25
	2,500	7,500[4]	16.23	12/6/26
	—	6,000[5]	28.32	12/4/27
					1,250[2]	28,363
					1,850[3]	41,977
					3,750[4]	85,088
					3,000[5]	68,070

(1)	Based on the closing price of the Common Stock of $22.69 per share on December 31, 2020.

(2)	These options or restricted stock units vest on December 8, 2021.

(3)	These options or restricted stock units vest with respect to 50% of the shares subject thereto on December 7, 2021 and 2022.

(4)	These options or restricted stock units vest with respect to 33% of the shares subject thereto on December 6, 2021, 2022 and 2023.

(5)	These options or restricted stock units vest with respect to 25% of the shares subject thereto on December 4, 2021, 2022, 2023 and 2024.

PROPOSAL 2—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As described in more detail under the heading “Executive Compensation” in this Proxy Statement, the compensation we pay our executive officers in large part reflects our financial results. Our Board selects base salary levels for executive officers appropriate to compensate them relative to executive officers of our peer group companies, and establishes a cash incentive bonus program for all management employees that has historically been based primarily upon our revenue, gross profit and operating profit. The Compensation Committee grants long-term equity-based awards designed to align executive officer compensation with the value of our Common Stock. Our Board believes these compensation policies achieve the objective of aligning compensation with Company performance and the interests of our shareholders. Consistent with requirements of the federal securities law, we are asking our shareholders, on an advisory basis, to approve the compensation of our executive officers by adopting the following resolution:

RESOLVED, that the shareholders approve the compensation of our executive officers as described in the Summary Compensation Table, the other executive compensation tables and the related disclosure contained in this Proxy Statement.

Our Board of Directors recommends a vote “FOR” this resolution. The affirmative vote of the holders of the shares of Common Stock present and entitled to vote at the meeting on this item of business is required for approval of this proposal. Proxies solicited by the Board of Directors, unless otherwise directed, will be voted in favor of this proposal. Your vote is advisory and will not be binding upon our Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. We currently hold an advisory vote on the compensation of named executive officers annually. Accordingly, the next such advisory vote is expected to occur at the 2022 Annual Meeting.

BENEFICIAL OWNERSHIP

The following table provides information at February 28, 2021 about the ownership of our Common Stock by each person known to us to beneficially own 5% or more of our Common Stock, by each current director and director nominee, by each executive officer, and by all our executive officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class
BlackRock, Inc.[2] 55 East 52nd Street, New York, NY10055	505,813	6.9%

The Vanguard Group[3] 100 Vanguard Blvd. Malvern, PA 19355	385,891	5.3%

Dimensional Fund Advisors LP4 Building One 6300 Bee Cave Road Austin, TX 78746	383,538	5.3%

Jeffrey A. Bertelsen	168,993	2.3%

Craig D. Gates	18,000	*

Dr. Subodh Kulkarni	246,171	3.3%

Michael M. Selzer, Jr.	25,775	*

Dr. Vivek Mohindra	6,000	*

Cheryl Beranek	2,000	*

All executive officers and directors as a group (six persons)	466,939	6.2%

*	Less than 1%

(1)	Includes 63,100 shares for Mr. Bertelsen, 4,000 shares for Mr. Gates, 135,000 shares for Dr. Kulkarni, 4,000 shares for Mr. Selzer, and 206,100 shares for all officers and directors as a group that may be acquired upon exercise of options exercisable within 60 days of February 28, 2021.

(2)	Based on a Schedule 13G filed on February 2, 2021. Represents shares held by subsidiary companies for which BlackRock Inc. serves as investment advisor.

(3)	Based on a Schedule 13G filed on February 10, 2021. Represents shares held by subsidiary companies for which Vanguard Group serves as investment advisor.

(4)	Based on an amendment to a Schedule 13G filed on February 12, 2021. Represents shares held by investment companies for which Dimensional Fund Advisors LP serves as investment adviser. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter, which can be viewed on our website located at www.cyberoptics.com. Management is responsible for our consolidated financial statements and financial reporting process, including designing and maintaining an effective system of internal control over financial reporting. BDO USA, LLP, our independent registered public accounting firm (“BDO”), is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion as to their conformity with accounting standards generally accepted in the United States (“GAAP”). We are not required to have, nor did we engage BDO to perform, an audit of the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In exercising this responsibility, the Audit Committee has met and held discussions with management and BDO. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed with management and BDO the consolidated financial statements and management’s assessment of the effectiveness of our internal control over financial reporting. The Audit Committee discussed with BDO matters required to be discussed under applicable auditing standards, including Auditing Standard No. 16, The Auditor’s Communication with Audit Committees. BDO also provided to the Audit Committee, and the Audit Committee has received, the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (U.S.) regarding BDO’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed the fees disclosed below and discussed with BDO that firm’s independence.

Based upon the Audit Committee’s discussion with management and BDO and the Audit Committee’s review of the representations of management and the report of BDO, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

Members of the Audit Committee
Craig D. Gates
Michael M. Selzer Jr.
Cheryl Beranek

INDEPENDENT ACCOUNTANTS AND PAYMENT OF FEES

On June 18, 2019, the Audit Committee dismissed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm. Grant Thornton’s reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2018 and December 31, 2017 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent years ended December 31, 2018 and December 31, 2017, and the subsequent interim periods through June 18, 2019, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K. The Company requested that Grant Thornton furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements, and, by letter dated June 18, 2019, Grant Thornton confirmed that it agreed with the above statements. A copy of Grant Thornton’s letter is filed as Exhibit 16.1 to the Company’s current report on Form 8-K dated June 18, 2019.

The Audit Committee approved the engagement of BDO as the Company’s independent registered public accounting firm for the Company’s years ended December 31, 2020 and December 31, 2019. BDO performed the required reviews of the Company’s unaudited quarterly financial statements beginning with the quarter ending June 30, 2019.

The following is a summary of the fees billed to us by BDO and Grant Thornton for professional services rendered for the years ended December 31, 2020, and December 31, 2019, respectively:

Fee Category (1)	2020 Fees	2019 Fees
Audit Fees	$250,000	$310,000
Audit-Related Fees	—	—
Tax Fees	—	9,000
All Other Fees	—	—
Total Fees	$250,000	$319,000

(1)	Includes fees billed to us by BDO from June 18, 2019 through December 31, 2020. Includes fees billed to us by Grant Thornton from January 1, 2019 through June 18, 2019.

Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements included in our quarterly reports, and services that are normally provided by our independent public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include audits in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, tax consultation concerning treatment of income taxes in our financial statements and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees billed for professional services for corporate tax return preparation and filing, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, custom and duties, acquisitions and divestitures and international tax planning.

All Other Fees consist of fees for products and services other than the services described above. None of such fees were incurred by the Company in 2020 or 2019.

It is our policy to present to the Audit Committee proposals from our independent registered public accounting firm for all audit services and permissible non-audit services prior to engagement. Our audit committee approved 100% of the fees billed to us by our independent registered public accounting firm in 2020 and 2019.

PROPOSAL 3—RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is asking shareholders to ratify its appointment of BDO USA, LLP as our independent registered public accounting firm for the year ended December 31, 2021, in order to ascertain the views of our shareholders on this appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of CyberOptics and its shareholders.

Representatives of BDO will be present at the 2021 Annual Meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the meeting on this item of business is required for the approval of the proposal. The Audit Committee of the Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of BDO USA, LLP to serve as our independent registered public accounting firm for the year ended December 31, 2021. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for next year’s Annual Meeting of Shareholders, our Secretary must receive the proposal by December 3, 2021. Such proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by the Company) to: Mr. Jeffrey Bertelsen, Secretary, CyberOptics Corporation, 5900 Golden Hills Drive, Minneapolis, Minnesota 55416. Such proposals must comply with the Securities and Exchange Commission’s regulations regarding the inclusion of shareholder proposals in Company sponsored proxy materials, such as the shareholder continuing to own a minimum number of shares until the Annual Meeting of Shareholders and appearing in person or through an authorized representative at the meeting to present the proposal.

Alternatively, shareholders intending to present a proposal at next year’s Annual Meeting of Shareholders without having it included in the Company’s Proxy Statement or who intend to nominate a director must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the shareholder no later than the close of business on February 12, 2022. The notice must contain the information required by our Bylaws.

Proposals received by the Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at next year’s Annual Meeting of Shareholders. Our management will use discretionary authority to vote against any shareholder proposal or director nominee not made by management and presented at the 2022 annual meeting in any of the following circumstances: (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to the Secretary at the address set forth above by February 12, 2022; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.

GENERAL

Our Board of Directors does not know of any matters other than those described in this Proxy Statement that will be acted upon at the 2021 Annual Meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy card will vote in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey A. Bertelsen
Secretary
Dated: April 2, 2021

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/cybe

PHONE – 1-866-883-3382

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 12, 2021.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1.	Election of directors:	01	Craig D. Gates	04	Dr. Vivek Mohindra	☐	Vote FOR	☐	Vote WITHHELD
		02	Dr. Subodh Kulkarni	05	Cheryl Beranek		all nominees		from all nominees
		03	Michael M. Selzer, Jr.				(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve compensation to our executive officers (nonbinding).	☐ For	☐ Against	☐ Abstain

3.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm.	☐ For	☐ Against	☐ Abstain

4.	To consider such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

CYBEROPTICS CORPORATION

2021 ANNUAL SHAREHOLDERS MEETING

May 13, 2021 3:00 p.m.

To register for the virtual meeting, please follow the instructions below:

●	Visit register.proxypush.com/cybe on your smartphone, tablet or computer.

●	As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.

●	After registering, you will receive a confirmation e-mail and an e-mail approximately 1 hour prior to the start of the meeting to the e-mail address you provided during registration with a unique link to the virtual meeting.

proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Subodh Kulkarni and Jeffrey A. Bertelsen, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CyberOptics Corporation, to be held on May 13, 2021 and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY
MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.

See reverse for voting instructions.